SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                                October 15, 1999
                        (Date of earliest event reported)



                               PECO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)




             Pennsylvania             1-1401             23-0970240
            (State or other        (Commission         (IRS Employer
            jurisdiction of        file number)       Identification
             incorporation)                                Number)




              230l Market Street, Philadelphia, Pennsylvania    19101
                 (Address of principal executive offices)     (Zip Code)


               Registrant's telephone number, including area code:
                                 (215) 841-4000

Item 5.  Other Events

On October 18, 1999, PECO Energy Company (the Company), issued the following information:

Exelon Infrastructure Services, Inc. (EIS) today announced the acquisition of five leading utility service contracting companies as it seeks to become the nation's leading provider of network distribution infrastructure services.

The five acquired companies, serving utilities in 37 states, have a combined work force of more than 4,400 and annual revenues of nearly $300 million.

EIS also is actively pursuing the acquisition of several other infrastructure service providers.

EIS, an unregulated subsidiary of the Company, said the acquisition of the five privately held companies represents the first step toward establishing a national network of contractors to serve the distributed infrastructure needs of electric, gas, telecommunications, cable and water utilities throughout the United States.

Since it was established in 1997, EIS has leveraged its core competencies in infrastructure construction, operation, management and maintenance services to serve owners of electric, gas and telecommunications systems, including large industrial and commercial customers, utilities and municipalities in seven states prior to today's acquisitions.

The five acquired companies are:
o         Chowns Communications, Inc., Harleysville, Pennsylvania
o         MRM Technical Group, Inc., New Berlin, Wisconsin
o         OSP Consultants, Inc., Sterling, Virginia
o         Syracuse Merit Electric, Inc., Syracuse, New York
o         Trinity Industries, Inc., Cologne, New Jersey

The total purchase price of the five companies consists of $194.5 million in cash plus stock in EIS.

Based on its current estimates, the Company projects that these EIS acquisitions will provide a positive contribution to consolidated earnings per share in 2000 and beyond.

"In the current deregulating energy and communications marketplace, our customers are increasingly looking for partners like EIS -- large, national firms with whom they can partner for bundled or outsourced capabilities -- so they can focus on their core business objectives," said Greg Cucchi, chief executive officer of Exelon Infrastructure Services, Inc.

"We intend to meet this demand through the strategic acquisition and consolidation of high-quality, successful contracting partners, and by offering the widest possible range of utility distribution network services nationwide, " said David Turner, EIS executive vice president.

Turner said the EIS mission is to provide turnkey bundled services to multiple infrastructures within given geographic regions. This approach will provide significant competitive advantages through economies of scale and scope. "We will leverage the reputation, operational excellence and entrepreneurial spirit within our partner firms, together with our own financial resources and management expertise, to bring increased levels of service, capability and reach to our current and future customers."

BACKGROUND:

Chowns Communications, Inc. (CCI) is a utility contractor providing primarily telecommunications services. The majority of CCI's revenues are derived from conduit installation projects with Bell Atlantic. For 1998, CCI reported over $12.6 million in revenue. CCI operates throughout Pennsylvania and Delaware and employs 180 people.

MRM Technical Group, Inc. (MRM) is a gas contracting firm comprised of six subsidiary construction companies and several non-construction subsidiaries. The construction companies are Mueller Pipeliners (New Berlin, WI), Gas Distribution Contractors (Aurora, MO), Mid-Atlantic Pipeliners (Newark, DE), Mueller Energy Services (Lorain, OH), Mueller Distribution Contractors (Sanford, FL) and Aconite(St. Paul, MN). For 1998, MRM reported over $155.6 million in revenue. MRM operates in 23 states with 1,800 employees.

OSP Consultants, Inc. (OSP) performs engineering and design services, construction related services, craft services (cable splicing, installation and repair), project management and administrative functions on telecommunications infrastructure projects. OSP performs work for regulated, non-regulated and governmental communications companies, carriers, system operators, equipment manufacturers, power and cable TV companies, systems integrators and data applications companies; as well as a variety of other businesses involved in telecommunications-related activities. For 1998, OSP reported $92.3 million in revenue. OSP operates in 33 states and several countries and employs over 2,200 people.

Syracuse Merit Electric, Inc. (SME) provides industrial and commercial electrical contracting services including on-site electric facility, inside commercial facility electrical system and data system design and installation. For 1998, SME reported $24.2 million in revenue. SME operates in 8 states and employs 200 people.

Trinity Industries, Inc. (TII) operates as an underground utility contractor in the southern New Jersey area. Most of TII's work is derived from contracts with South Jersey Gas Company, installing natural gas pipeline mains and laterals to the utility's customers. For 1998, TII reported $9.2 million in revenue. TII employs 100 people.

The matters discussed in this Report include forward-looking statements. The Company's current expectations, anticipated plans and estimates set forth in these statements are dependent on numerous factors which may change, including market conditions, unforeseen regulatory changes, changes in the labor market and changes in the overall economy, any or all of which may affect revenues and margins. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                               PECO ENERGY COMPANY


                               \S\ Jean H. Gibson
                               -----------------------
                               Vice President & Controller

October 19, 1999